ISSUER FREE WRITING PROSPECTUS
Filed Pursuant to Rule 433
Registration Statement No. 333-259205
Dated December 1, 2021
Royal Bank of Canada Trigger Callable Yield Notes
$• Notes Linked to the S&P 500® Index due on or about December 7, 2023
Investment Description
Trigger Callable Yield Notes (the “Notes”) are unsecured and unsubordinated debt securities issued by Royal Bank of Canada linked to the performance of the S&P 500® Index (the "Underlying Index”). We will make monthly coupon payments on the Notes at the annual rate set forth below. We may, at our election, call the Notes early on or prior to any Optional Call Notice Date beginning in March 2022. If we do not elect to call the Notes prior to maturity and the ending level of the Underlying Index is greater than or equal to the Downside Threshold, we will make a cash payment at maturity equal to the principal amount of your Notes, in addition to the applicable monthly coupon payment. If we do not elect to call the Notes prior to maturity and the closing level of the Underlying Index is less than the Downside Threshold, we will pay you less than the full principal amount, if anything, at maturity, resulting in a loss of your principal amount that is proportionate to the decline in the closing level of the Underlying Index.
Investing in the Notes involves significant risks. You may lose some or all of your principal amount at maturity. Generally, a higher coupon rate is associated with a greater risk of loss. The contingent repayment of principal applies only if you hold the Notes to maturity. All payments on the Notes, including any repayment of principal, are subject to our creditworthiness. If we default on our payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment. The Notes will not be listed on any securities exchange. The Notes are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.
Features	Key Dates[1]
❑
Monthly Coupons — Regardless of the performance of the Underlying Index, we will pay you a monthly coupon payment unless the Notes have been previously called. In exchange for the opportunity to receive the monthly coupon payments, you are accepting the risk of losing some or all of your principal amount and our credit risk for all payments under the Notes.

❑
Issuer Callable — We may, at our election, call the Notes on each Coupon Payment Date beginning in March 2022, and pay you the principal amount plus the applicable monthly coupon payment. If the Notes are called, no further payments will be made after the Call Settlement Date.

❑
Contingent Repayment of Principal at Maturity— If by maturity the Notes have not been called and the Underlying Index closes at or above the Downside Threshold on the Final Valuation Date, we will pay you the principal amount per Note at maturity, in addition to the final coupon payment. If the Underlying Index closes below the Downside Threshold on the Final Valuation Date, we will repay less than the principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the decline in the closing level of the Underlying Index from the Initial Level to the Final Level. The contingent repayment of principal applies only if you hold the Notes until maturity. All payments on the Notes, including any repayment of principal, is subject to our creditworthiness.

Trade Date[1]	December 3, 2021
Settlement Date[1]	December 8, 2021
Coupon Payments[1]	Monthly (see page 4)
Final Valuation Date[2]	December 4, 2023
Maturity Date[2]	December 7, 2023
[1]
Expected. If we make any change to the expected Trade Date and settlement date, the Final Valuation Date and/or the maturity date will be changed so that the stated term of the Notes remains approximately the same.

[2]	Subject to postponement if a market disruption event occurs as described under “General Terms of the Notes — Payment at Maturity” below.

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. WE ARE NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING INDEX. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING ONE OF OUR DEBT OBLIGATIONS. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.
YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE 5 OF THIS FREE WRITING PROSPECTUS AND UNDER ‘‘RISK FACTORS’’ BEGINNING ON PAGE S-2 OF THE PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF THE PRINCIPAL AMOUNT OF THE NOTES.

Note Offering
This free writing prospectus relates to Trigger Callable Yield Notes we are offering. The Notes are linked to the Underlying Index. The coupon rate, Initial Level and Downside Threshold will be determined on the Trade Date. The Notes are offered at a minimum investment of 100 Notes at $10.00 per Note (representing a $1,000 investment), and integral multiples of $10.00 in excess thereof.
Underlying Index	Ticker	Coupon Rate	Initial Level	Downside Threshold	CUSIP	ISIN
S&P 500® Index (SPX)	SPX	[4.10% to 4.60%] per annum	•	60% of the Initial Level	78014U863	US78014U8633
See “Additional Information About Royal Bank of Canada and the Notes” in this free writing prospectus. The Notes will have the terms specified in the prospectus dated September 14, 2021, the prospectus supplement dated September 14, 2021, and this free writing prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this free writing prospectus or the accompanying prospectus and prospectus supplement. Any representation to the contrary is a criminal offense.
	Price to Public		Fees and Commissions(1)		Proceeds to Us
Offering of the Notes	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the S&P 500® Index	●	$10.00	●	$0.10	●	$9.90
(1) UBS Financial Services Inc., which we refer to as UBS, will receive a commission that will depend on market conditions on the Trade Date. In no event will the commission received by UBS exceed $0.10 per $10 principal amount of the Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.
The pricing supplement relating to the Notes will set forth our updated estimate of the initial value of the Notes as of the Trade Date, which we expect to be between $9.26 and $9.76 per $10 in principal amount, and which will be less than the price to the public. The actual value of the Notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount. We describe our determination of the initial estimated value under “Key Risks,” “Supplemental Plan of Distribution (Conflicts of Interest)” and “Structuring the Notes” below.
The Notes will not constitute deposits insured under the Canada Deposit Insurance Corporation Act or by the United States Federal Deposit Insurance Corporation or any other Canadian or United States government agency or instrumentality.

UBS Financial Services Inc.	RBC Capital Markets, LLC

Additional Information About Royal Bank of Canada and the Notes
Royal Bank of Canada has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Royal Bank of Canada has filed with the SEC for more complete information about Royal Bank of Canada and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement and this free writing prospectus if you so request by calling toll-free 1-877-688-2301.
You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.
You should read this free writing prospectus together with the prospectus dated September 14, 2021, as supplemented by the prospectus supplement dated September 14, 2021, relating to our Series I medium-term notes of which these Notes are a part. This free writing prospectus, together with the documents listed below, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” below, as the Notes involve risks not associated with conventional debt securities.
If the terms of the prospectus and prospectus supplement are inconsistent with the terms discussed herein, the terms discussed in this free writing prospectus will control.
You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):
♦	Prospectus supplement dated September 14, 2021:
https://www.sec.gov/Archives/edgar/data/1000275/000121465921009472/rbcsupp911210424b3.htm
♦	Prospectus dated September 14, 2021:
https://www.sec.gov/Archives/edgar/data/1000275/000121465921009470/rbc911212424b3.htm
As used in this free writing prospectus, “we,” “us” or “our” refers to Royal Bank of Canada.

Investor Suitability

The Notes may be suitable for you if, among other considerations:
♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.
♦
You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the securities composing the Underlying Index.

♦	You are willing to make an investment whose return is limited to the applicable coupon payments, regardless of any potential appreciation of the Underlying Index, which could be significant.
♦	You are willing to forgo the dividends paid on the equity securities composing the Underlying Index.
♦	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations of the Underlying Index.
♦
You are willing to invest in Notes for which there may be little or no secondary market and you accept that the secondary market will depend in large part on the price, if any, at which RBC Capital Markets, LLC, which we refer to as “RBCCM,” is willing to purchase the Notes.

♦	You would be willing to invest in the Notes if the coupon rate is set to the low end of the range set forth on the cover page of this document.
♦	You understand and accept the risks associated with the Underlying Index.
♦	You are willing to invest in securities that may be called early at our election and you are otherwise willing to hold such securities to maturity.
♦
You are willing to assume our credit risk for all payments under the Notes, and understand that if we default on our obligations, you may not receive any amounts due to you, including any repayment of principal.

The Notes may not be suitable for you if, among other considerations:
♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.
♦	You cannot tolerate a loss on your investment and require an investment designed to provide a full return of principal at maturity.
♦	You are not willing to make an investment that may have the same downside market risk as an investment in the securities composing the Underlying Index.
♦	You believe that the level of the Underlying Index will decline during the term of the Notes and is likely to close below the Downside Threshold on the Final Valuation Date.
♦	You seek an investment that participates in the full appreciation in the level of the Underlying Index or that has unlimited return potential.
♦	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations of the Underlying Index.
♦	You would be unwilling to invest in the Notes if the coupon rate is set to the low end of the range set forth on the cover page of this document.
♦	You prefer to receive the dividends paid on the securities composing the Underlying Index.
♦	You do not understand or accept the risks associated with the Underlying Index.
♦
You are unable or unwilling to hold securities that may be called early at our election, or you are otherwise unable or unwilling to hold such securities to maturity, or you seek an investment for which there will be an active secondary market for the Notes.

♦	You are not willing to assume our credit risk for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisers have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the section “Key Risks” below for risks related to an investment in the Notes. In addition, you should review carefully the section below, “Information About the Underlying Index,” for more information about that index.

Indicative Terms of the Notes[1]
Issuer:	Royal Bank of Canada
Principal Amount per Note:	$10.00 per Note (subject to a minimum purchase of 100 Notes, or $1,000 in the aggregate)
Term[2]:	Approximately 2 years, unless earlier called at our election.
Underlying Index:	The S&P 500® Index
Issuer Call Feature:
We may elect to call the Notes on or prior to any monthly Optional Call Notice Date, beginning in March 2022. If the Notes are called, we will pay you on the following Call Settlement Date a cash payment per Note equal to the principal amount plus the applicable monthly coupon payment, and no further payments will be made on the Notes. To call the Notes, we will deliver written notice to The Depository Trust Company (“DTC”) on or prior to the Optional Call Notice Date immediately prior to the applicable Call Settlement Date.

Coupon Payments:	The coupon payments will be made in equal monthly instalments regardless of the performance of the Underlying Index, unless the Notes are earlier called.
Coupon Rate:	[4.10% to 4.60%] per annum (to be determined on the Trade Date)
Coupon Payment Dates:
January 5, 2022, February 7, 2022, March 7, 2022, April 6, 2022, May 5, 2022, June 7, 2022, July 7, 2022, August 5, 2022, September 8, 2022, October 5, 2022, November 7, 2022, December 7, 2022, January 5, 2023, February 7, 2023, March 7, 2023, April 5, 2023, May 5, 2023, June 7, 2023, July 6, 2023, August 7, 2023, September 7, 2023, October 5, 2023, November 7, 2023 and the Maturity Date.

Optional Call Notice Dates:
March 3, 2022, April 4, 2022, May 3, 2022, June 3, 2022, July 5, 2022, August 3, 2022, September 6, 2022, October 3, 2022, November 3, 2022, December 5, 2022, January 3, 2023, February 3, 2023, March 3, 2023, April 3, 2023, May 3, 2023, June 5, 2023, July 3, 2023, August 3, 2023, September 5, 2023, October 3, 2023, November 3, 2023, and the Final Valuation Date.

Call Settlement Dates:	The first Coupon Payment Date following our delivery of a valid call notice to the trustee for the Notes.
Payment at Maturity:
If we do not elect to call the Notes and the closing level of the Underlying Index is greater than or equal to the Downside Threshold we will pay you a cash payment per Note on the maturity date equal to $10.00 plus the applicable monthly coupon payment.
If we do not elect to call the Notes and the Final Level is less than the Downside Threshold, we, in addition to the final coupon payment, will pay you a cash payment on the maturity date of less than the principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the negative underlying return of the Underlying Index, equal to:

1 Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus or the prospectus supplement.
2 In the event we make any change to the expected Trade Date and settlement date, the Optional Call Notice Dates, the Final Valuation Date and/or the maturity date (and the other dates set forth herein) will be changed to ensure that the stated term of the Notes remains approximately the same.
$10.00 × (1 + underlying return) per Note
Underlying Return:	Final Level – Initial Level Initial Level
Downside Threshold:	60% of the Initial Level.
Initial Level:	The closing level of the Underlying Index on the Trade Date.
Final Level:	The closing level of the Underlying Index on the Final Valuation Date, as determined by the calculation agent.
Investment Timeline
Trade Date:	The Initial Level and Downside Threshold are determined. The coupon rate is set.

Monthly (callable at our election after approximately 3 months):
We will pay the applicable monthly coupon payments.
We may, at our election and upon written notice to DTC, call the Notes on or prior to any Optional Call Notice Date beginning in March 2022. If we elect to call the Notes, we will pay you a cash payment per Note equal to the principal amount plus the applicable monthly coupon payment and no further payments will be made on the Notes.

Maturity Date:
The Final Level is observed on the Final Valuation Date.
If we do not elect to call the Notes, and the Final Level is greater than or equal to the Downside Threshold, we will repay the principal plus the applicable monthly coupon payment amount equal to $10.00 per Note.
If we do not elect to call the Notes and the ending level of the Underlying Index is less than the Downside Threshold, in addition to the final coupon payment, we will repay less than the principal amount, if anything, resulting in a loss on your initial investment proportionate to the decline of the Underlying Index, for an amount equal to:
$10.00 × (1 + underlying return) per Note

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. YOU WILL BE EXPOSED TO THE MARKET RISK OF THE UNDERLYING INDEX ON THE FINAL VALUATION DATE. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO OUR CREDITWORTHINESS. IF WE WERE TO DEFAULT ON OUR PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Key Risks
An investment in the Notes is subject to the risks described below, as well as the risks described under “Risk Factors” in the prospectus and the prospectus supplement. The return on the Notes is linked to the performance of the Underlying Index. The Notes do not guarantee any return of principal at, or prior to, maturity. Investing in the Notes is not equivalent to investing directly in the securities composing the Underlying Index. In addition, your investment in the Notes entails other risks not associated with an investment in conventional debt securities. You should consider carefully the following discussion of risks before you decide that an investment in the Notes is suitable for you.
Risks Relating to the Terms and Structure of the Notes
♦
Your investment in the Notes may result in a loss. The Notes do not guarantee any return of principal. The amount payable to you at maturity, if any, will be determined as described in this free writing prospectus. If we do not elect to call the Notes and the closing level of the Underlying Index has declined below the Downside Threshold on the Final Valuation Date, you will be fully exposed to any depreciation of the Underlying Index from the Initial Level to the Final Level. In this case, we will repay less than the full principal amount at maturity, resulting in a loss of principal that is proportionate to the negative return of the Underlying Index. Under these circumstances, you will lose 1% (or a fraction thereof) of the principal amount for every 1% (or a fraction thereof) decrease in the level of the Underlying Index below the Initial Level. Accordingly, you may lose the entire principal amount of your Notes.

♦
The Notes are subject to our credit risk. The Notes are subject to our credit risk, and our credit ratings and credit spreads may adversely affect the market value of the Notes. Investors are dependent on our ability to pay all amounts due on the Notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the Notes. If we default on our payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

♦
The Notes will be subject to risks, including non-payment in full, under Canadian bank resolution powers. Under Canadian bank resolution powers, the Canada Deposit Insurance Corporation ("CDIC") may, in circumstances where we have ceased, or are about to cease, to be viable, assume temporary control or ownership over us and may be granted broad powers by one or more orders of the Governor in Council (Canada), including the power to sell or dispose of all or a part of our assets, and the power to carry out or cause us to carry out a transaction or a series of transactions the purpose of which is to restructure our business. See "Description of Debt Securities – Canadian Bank Resolution Powers" in the accompanying prospectus for a description of the Canadian bank resolution powers, including the bail-in regime. If the CDIC were to take action under the Canadian bank resolution powers with respect to us, holders of the Notes could be exposed to losses.

♦
The return on the Notes is limited to the sum of any coupons and you will not participate in any appreciation of the Underlying Index. The return potential of the Notes is limited to the pre-specified coupon rate, regardless of the appreciation of the Underlying Index, which may be significant. Further, if we elect to call the Notes, you will not receive any coupons or any other payments after the Call Settlement Date. If we do not elect to call the Notes, you may be subject to the risk of decline in the level of the Underlying Index, even though you are not able to participate in any potential appreciation of the Underlying Index. As a result, the return on an investment in the Notes could be less than the return on a hypothetical direct investment in the securities represented by the Underlying Index. In addition, if we do not elect to call the Notes and the Final Level is below the Downside Threshold, you will lose some or all of your principal amount and the overall return on the Notes would be less than the amounts that would be paid on a conventional debt security of ours of comparable maturity.

♦
If you sell the Notes prior to maturity, you may receive less than the principal amount. If we do not elect to call the Notes, you should be willing to hold the Notes until maturity. If you are able to sell the Notes in the secondary market prior to maturity, you may have to sell them for a loss relative to the principal amount, even if the level of the Underlying Index is above the Downside Threshold. In addition, you will not receive the benefit of any contingent repayment of principal associated with the Downside Threshold if you sell the Notes before the maturity date. The potential returns described in this document assume that the Notes, which are not designed to be short-term trading instruments, are held to maturity.

♦
The Notes may be called early and are subject to reinvestment risk. We may, in our sole discretion, elect to call the Notes on or prior to any Optional Call Notice Date beginning in March 2022. If we elect to call your Notes early, you will no longer have the opportunity to receive any coupons after the applicable Call Settlement Date. The first Optional Call Notice Date occurs after approximately three months and therefore you may not have the opportunity to receive any coupons after approximately three months. In the event we elect to call the Notes, there is no guarantee that you would be able to reinvest the proceeds at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds at an investment comparable to the Notes; you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new securities.
It is more likely that we will elect to call the Notes prior to maturity when the expected interest payable on the Notes is greater than the interest that would be payable on other instruments issued by us of comparable maturity, terms and credit rating trading in the market. We are less likely to call the Notes prior to maturity when the expected interest payable on the Notes is less than the interest that would be payable on other comparable instruments issued by us. Therefore, the Notes are more likely to remain outstanding when the expected interest payable on the Notes is less than what would be payable on other comparable instruments.
♦
The coupon rate will reflect in part the volatility of the Underlying Index and may not be sufficient to compensate you for the risk of loss at maturity. “Volatility” refers to the frequency and magnitude of changes in the level of the Underlying Index. The greater the volatility of the Underlying Index, the more likely it is that the level of the Underlying Index could close below the Downside Threshold on any trading day during the term of the Notes. This risk will generally be reflected in a higher coupon rate for the Notes than the interest rate payable on our conventional debt securities with a comparable term. However, while the coupon will be a fixed amount, the Underlying Index's volatility can change significantly over the term of the Notes. The level the Underlying Index could fall sharply as of any trading day during the term of the Notes or as of the Final Valuation Date, which could result in a significant loss of your principal amount.

♦
Your return on the Notes may be lower than the return on a conventional debt security of comparable maturity. The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money, such as inflation.

♦
Your return on the Notes will not reflect dividends on the equity securities composing the Underlying Index. The return on the Notes will not reflect the return you would realize if you actually owned the equity securities composing the Underlying Index and received the dividends paid on those equity securities. The Final Level and the determination of the amount to be paid at maturity will not take into consideration the value of those dividends.

♦
If the level of the Underlying Index changes, the market value of the Notes may not change in the same manner. Owning the Notes is not the same as owning the securities composing the Underlying Index. Accordingly, changes in the level of the Underlying Index may not result in a comparable change of the market value of the Notes. If the level of the Underlying Index on any trading day increase above the Initial Level or Downside Threshold, the value of the Notes may not increase in a comparable manner, if at all. It is possible for the level of the Underlying Index to increase while the value of the Notes declines.

♦
The determination of the payment at maturity on the Notes does not take into account all developments in the level of the Underlying Index. Changes in the level of the Underlying Index prior to the Final Valuation Date will not be reflected in the calculation of the amount payable, if any, at maturity. The calculation agent will calculate the payment at maturity by comparing only the closing level of the Underlying Index on the Final Valuation Date relative to the Initial Level. No other levels will be taken into account. As a result, you may lose some or all of your principal amount even if the level of the Underlying Index has risen at certain times during the term of the Notes before falling to a level below the Downside Threshold on the Final Valuation Date.

Risks Relating to the Initial Estimated Value of the Notes
♦
The initial estimated value of the Notes will be less than the price to the public. The initial estimated value that will be set forth in the final pricing supplement for the Notes, will be less than the public offering price you pay for the Notes, and does not represent a minimum price at which we, RBCCM or any of our other affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the level of the Underlying Index, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the underwriting discount, and our estimated profit and the costs relating to our hedging of the Notes. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than the price to public, as any such sale price would not be expected to include the underwriting discount and our estimated profit and the costs relating to our hedging of the Notes. In addition, any price at which you may sell the Notes is likely to reflect customary bid-ask spreads for similar trades. In addition to bid-ask spreads, the value of the Notes determined for any secondary market price is expected to be based on a secondary market rate rather than the internal borrowing rate used to price the Notes and determine the initial estimated value. As a result, the secondary market price will be less than if the internal borrowing rate was used. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.
♦
Our initial estimated value of the Notes is an estimate only, calculated as of the time the terms of the Notes are set. The initial estimated value of the Notes is based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes. See “Structuring the Notes” below. Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Notes. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the Trade Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Notes and the amounts that may be paid on the Notes.
Risks Relating to Liquidity and Secondary Market Issues
♦
Secondary trading in the Notes may be limited. The Notes will not be listed on a securities exchange. There may be little or no secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.

RBCCM intends to act as a market maker for the Notes, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the Notes, the price at which you may be able to trade the Notes is likely to depend on the price, if any, at which RBCCM is willing to buy the Notes. If at any time RBCCM does not act as a market maker, it is likely that there would be little or no secondary market for the Notes. We expect that transaction costs in any secondary market would be high. As a result, the difference between the bid and asked prices for the Notes in any secondary market could be substantial. If you sell the Notes before maturity, you may have to do so at a substantial discount from the issue price, and as a result, you may suffer substantial losses.
♦
The terms of the Notes at issuance and their market value prior to maturity will be influenced by many unpredictable factors. Many economic and market factors will influence the terms of the Notes at issuance and their value prior to maturity. These factors are similar in some ways to those that could affect the value of a combination of instruments that might be used to replicate the payments on the Notes, including a combination of a bond with one or more options or other derivative instruments. For the market value of the Notes, we expect that, generally, the level of the Underlying Index on any day will affect the value of the Notes more than any other single factor. However, you should not expect the value of the Notes in the secondary market to vary in proportion to changes in the level of the Underlying Index. The value of the Notes will be affected by a number of other factors that may either offset or magnify each other, including:

♦	the level of the Underlying Index;
♦	whether the level of the Underlying Index is below the Downside Threshold;
♦	the actual and expected volatility of the Underlying Index;
♦	the time remaining to maturity of the Notes;
♦	the dividend rates on the securities composing the Underlying Index;
♦	interest and yield rates in the market generally, as well as in the markets of the equity securities composing the Underlying Index;
♦
economic, financial, political, regulatory or judicial events that affect the Underlying Index or the equity securities composing the Underlying Index or stock markets generally, and which may affect the level of the Underlying Index; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.
Some or all of these factors will influence the terms of the Notes at issuance as well as the price you will receive if you choose to sell the Notes prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors. You may have to sell the Notes at a substantial discount from the principal amount if, for example, the level of the Underlying Index is at, below or not sufficiently above, the Initial Level or Downside Threshold.
♦
The Notes are not designed to be short-term trading instruments. The price at which you will be able to sell the Notes to us or our affiliates prior to maturity, if at all, may be at a substantial discount from the principal amount of the Notes, even in cases where the closing level of the Underlying Index has appreciated since the Trade Date. In addition, you will not receive the benefit of any contingent repayment of principal associated with the Downside Threshold if you sell the Notes before the maturity date. The potential returns described in this document assume that the Notes, which are not designed to be short-term trading instruments, are held to maturity.

Risks Relating to the Underlying Index
♦
Changes that affect the Underlying Index will affect the market value of the Notes and the payments on the Notes. The policies of the index sponsor concerning the calculation of the Underlying Index, additions, deletions or substitutions of the components of the Underlying Index and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in the Underlying Index and, therefore, could affect the amounts payable on the Notes, and the market value of the Notes prior to maturity. The amounts payable on the Notes and their market value could also be affected if the index sponsor changes these policies, for example, by changing the manner in which it calculates the Underlying Index, or if the index sponsor discontinues or suspends calculation or publication of the Underlying Index, in which case it may become difficult to determine the market value of the Notes.

♦
We have no affiliation with the index sponsor and will not be responsible for any actions taken by the index sponsor. The index sponsor is not our affiliate and will not be involved in the offering of the Notes in any way. Consequently, we have no control of the actions of the index sponsor, including any actions of the type that might impact the value of the Notes. The index sponsor does not have any obligation of any sort with respect to the Notes. Thus, the index sponsor does not have any obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the Notes. None of our proceeds from the issuance of the Notes will be delivered to the index sponsor.

♦
The historical performance of the Underlying Index should not be taken as an indication of its future performance. The level of the Underlying Index will determine the amount to be paid on the Notes. The historical performance of the Underlying Index does not give an indication of its future performance. As a result, it is impossible to predict whether the level of the Underlying Index will rise or fall during the term of the Notes. The level of the Underlying Index will be influenced by complex and interrelated political, economic, financial and other factors. The level of the Underlying Index may decrease such that you may not receive any return on your investment. There can be no assurance that the level of the Underlying Index will not decrease so that at maturity you will not lose some or all of your investment.

Risks Relating to Hedging Activities and Conflicts of Interest
♦
We, UBS or our respective affiliates may have adverse economic interests to the holders of the Notes. RBCCM, UBS and our respective affiliates trade the securities represented by the Underlying Index, and other financial instruments related to the Underlying Index, on a regular basis, for their accounts and for other accounts under our or their management. UBS, RBCCM and these affiliates may also issue or underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments that relate to the Underlying Index. To the extent that we, UBS or any of our respective affiliates serves as issuer, agent or underwriter for such securities or financial instruments, our or their interests with respect to such products may be adverse to those of the holders of the Notes. Any of these trading activities could potentially affect the performance of the Underlying Index and, accordingly, could affect the value of the Notes, and the amount, if any, payable on the Notes at maturity.

We, UBS or our respective affiliates may currently or from time to time engage in business with the issuers of the securities represented by the Underlying Index, including extending loans to, or making equity investments in, or providing advisory services to them, including merger and acquisition advisory services. In the course of this business, we, UBS or our respective affiliates may acquire non-public information about these companies, and we will not disclose any such information to you. None of us, UBS or our respective affiliates makes any representation or warranty to any purchaser of a Note with respect to any matters whatsoever relating to our business with the issuer of any security included in the Underlying Index or future price movements of any such security.
Additionally, we, UBS or our respective affiliates may serve as issuer, agent or underwriter for additional issuances of securities with returns linked or related to changes in the level of the Underlying Index. By introducing competing products into the marketplace in this manner, we could adversely affect the value of the Notes.

We may hedge our obligations under the Notes through certain affiliates, who would expect to make a profit on such hedge. We or our affiliates may adjust these hedges by, among other things, purchasing or selling those assets at any time, including around the time of the Final Valuation Date, which could have an impact on the return of the Notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, such hedging may result in a profit that is more or less than expected, or it may result in a loss.
♦
The calculation agent will have significant discretion with respect to the Notes, which may be exercised in a manner that is adverse to your interests. Our wholly-owned subsidiary, RBCCM, will act as the calculation agent. The calculation agent will determine, among other things, the Final Level, the underlying return, and the amounts, if any, that we will pay to you on the Notes. The calculation agent will also be responsible for determining whether a market disruption event has occurred. The calculation agent may exercise its discretion in a manner which reduces your return on the Notes. Since these determinations by the calculation agent may affect the payments on the Notes, the calculation agent may have a conflict of interest if it needs to make a determination of this kind.

♦
Market disruptions may adversely affect your return. The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from properly determining the closing level of the Underlying Index on the Final Valuation Date or calculating the underlying return and the amount, if any, that we are required to pay you. These events may include disruptions or suspensions of trading in the markets as a whole. If the calculation agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the Notes, it is possible that the maturity date will be postponed, and your return will be adversely affected. See “General Terms of the Notes—Market Disruption Events.”

♦
You must rely on your own evaluation of the merits of an investment linked to the Underlying Index. In the ordinary course of their business, our affiliates, or UBS or its affiliates, may have expressed views on expected movements in the Underlying Index or the securities included in the Underlying Index, and may do so in the future. These views or reports may be communicated to our respective clients and clients of our respective affiliates. However, these views are subject to change from time to time. Moreover, other professionals who transact business in markets relating to the Underlying Index, may at any time have significantly different views from those of ours, and those of UBS and its affiliates. For these reasons, you are encouraged to derive information concerning the Underlying Index from multiple sources, and you should not rely solely on views expressed by us, UBS, or our respective affiliates.

Additional Risks Relating to Non-U.S. Investors and Taxation
♦
Non-U.S. investors may be subject to certain additional risks. This document contains a general description of certain U.S. tax considerations relating to the Notes. In the event you are a non-U.S. investor, you should consult your tax advisors as to the consequences, under the tax laws of the country where you are resident for tax purposes, of acquiring, holding and disposing of the Notes and receiving the payments that might be due under the Notes.

For a discussion of the Canadian federal income tax consequences of investing in the Notes, please see the section entitled “Tax Consequences—Canadian Taxation” in the accompanying prospectus. If you are not a Non-resident Holder (as defined in the section titled “Tax Consequences—Canadian Taxation” in the accompanying prospectus) or if you acquire the Notes in the secondary market, you should consult your tax advisors as to the consequences of acquiring, holding and disposing of the Notes and receiving the payments that may be due under the Notes.
♦
Significant aspects of the income tax treatment of an investment in the Notes may be uncertain. The tax treatment of an investment in the Notes is uncertain. We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) or the Canada Revenue Agency regarding the tax treatment of an investment in the Notes, and the IRS, the Canada Revenue Agency or a court may not agree with the tax treatment described in this document.

The IRS has issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as the Notes even though that holder will not receive any payments with respect to the Notes until maturity and whether all or part of the gain a holder may recognize upon sale or maturity of an instrument such as the Notes could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis.
Please read carefully the section entitled “U.S. Federal Income Tax Consequences” in this document, the section “Tax Consequences” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement. You should consult your tax advisor about your own tax situation.

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the Notes will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the Notes. The original issue price of the Notes includes the underwriting commission (as shown on the cover page of this document) paid with respect to the Notes and the estimated cost of hedging our obligations under the Notes.
In anticipation of the sale of the Notes, we expect to enter into hedging transactions with one or more of our affiliates, involving the Underlying Index or the securities composing the Underlying Index, and/or related listed and/or over-the-counter derivative instruments prior to or on the Trade Date. From time to time, including around the time of the maturity date, we and our respective affiliates may enter into additional hedging transactions or unwind those that we or they have entered into. In this regard, we and our respective affiliates may:
•	acquire or dispose of investments relating to the Underlying Index;
•	acquire or dispose of long or short positions in listed or over-the-counter derivative instruments related to the Underlying Index; or
•	any combination of the above two.
We and our affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those similar securities.
We and our affiliates may close out our or their hedges at any time during the term of the Notes. That step may, for example, involve sales or purchases of over-the-counter derivative instruments linked to the Underlying Index.

Hypothetical Examples
Hypothetical terms only. Actual terms may vary. See the cover page of this document for actual offering terms.
The examples below illustrate the hypothetical payments on a Coupon Payment Date, upon an issuer call or at maturity under different hypothetical scenarios for a $10.00 Note on an offering of the Notes, with the assumptions set forth below. We cannot predict the level of the Underlying Index on any trading day during the term of the Notes, including on the Final Valuation Date. You should not take these examples as an indication or assurance of the expected performance of the Notes. Numbers in the examples below have been rounded for ease of analysis.
Principal Amount:	$10.00 per Note
Term:	Approximately 2 years (unless earlier called)
Hypothetical Initial Level:	100
Hypothetical Coupon Rate:	4.10% per annum (approximately 0.342% per month, corresponding to the low end of the range set forth on the cover page of this document)
Optional Call:	Monthly, beginning on the third Coupon Payment Date
Hypothetical Downside Threshold:	60, which is 60% of the hypothetical Initial Level
* The hypothetical Initial Level set forth above has been chosen for illustrative purposes only and does not represent a likely actual Initial Level for the Underlying Index. The actual Initial Level and resulting Downside Threshold will be based on the Underlying Index’s closing level on the Trade Date. The actual coupon rate will be determined on the Trade Date.
The examples below are hypothetical. These examples are intended to illustrate (a) the effect of an issuer call, (b) how the payment at maturity will depend on whether the closing level of the Underlying Index on the Final Valuation Date is less than the Downside Threshold, and (c) how the total return on the Notes may be less than the total return on a direct investment in the Underlying Index in certain scenarios. The “total return” as used in this document is the number, expressed as a percentage that results from comparing the total payments per $10.00 principal amount Note over the term of the Notes to the $10.00 principal amount.
Example 1 — We Elect to Call the Notes on the Third Coupon Payment Date
Date	Payment (per Note)
First and Second Coupon Payment Date	We pay the coupon payment of $0.0342 on the first two Coupon Payment Dates.
First Optional Call Notice Date (corresponding to the third Coupon Payment Date)	We pay the coupon payment of $0.0342 on the applicable Coupon Payment Date.

First two Coupon Payment Dates:	$0.0684
Payment on third Coupon Payment Date:	$10.0342 ($10.00 + $0.0342)
Total:	Approximately $10.1026
Total Return:	1.026%
In this example, we elect to call the Notes on the third Coupon Payment Date. We will pay you on that Coupon Payment Date $10.0342 per $10.00 principal amount Note. When added to the payments received on the first two Coupon Payment Dates of $0.0684 in total, you will receive a total of approximately $10.1026 per $10 in principal amount, corresponding to a return of 1.026%. No further amounts will be owed to you under the Notes.

Example 2 — Notes Are NOT Called and the Final Level Is Above the Downside Threshold
Date	Final Level	Payment (per Note)
1st to 23rd Coupon Payment Dates	N/A	Notes NOT called at our election. We pay the coupon payment of $0.0342 on each of the first to 23rd Coupon Payment Dates.
Final Valuation Date	110.00	Final Level is above the Downside Threshold; we repay principal plus the coupon payment of $0.0342 on the Maturity Date.

Payment at Maturity:	$10.0342 ($10.00 + $0.0342)
Prior Coupon Payments	$0.787 ($0.0342 × 23)
Total:	$10.821
Total Return:	8.21%
In this example, we do not elect to call the Notes and the Notes remain outstanding until maturity. Because the Final Level is greater than or equal to the Downside Threshold, we will pay you on the Maturity Date $10.0342 per $10.00 principal amount Note, which is equal to your principal amount plus the coupon payment due on the Maturity Date. Accordingly, we will have paid a total of $10.821 per $10.00 in principal amount of the Notes, for a 8.21% total return over the approximately  2 year term of the Notes.
Example 3 — Notes Are NOT Called and the Final Level Is Below the Downside Threshold
Date	Final Level	Payment (per Note)
First to 23rd Coupon Payment Dates	N/A	Notes NOT called at our election. We pay the coupon payment of $0.0342 on each of the first to 23rd Coupon Payment Dates.
Final Valuation Date	40.00
Final Level is below the Downside Threshold; we pay the coupon payment on the Maturity Date, and we will repay less than the principal amount, resulting in a loss proportionate to the decline of the Underlying.

Payment at Maturity:	$4.0342 ($4.00 + $0.0342)
Prior Coupon Payments:	$0.787 ($0.0342 × 23)
Total:	$4.821
Total Return:	-51.79%
In this example, we do not elect to call the Notes and the Notes remain outstanding until maturity. In this example, the underlying return is -60.00%. Because the Final Level is less than the Downside Threshold, we will pay you at maturity, together with the previous coupon payments, a total of $4.821 per $10.00 principal amount, for a -51.79% total return on the Notes, calculated as follows:
$10.00 + ($10.00 x underlying return) + Coupon Payments
$10.00 + ($10.00 x -60.00%) +$0.821 = $4.00 + $0.821 = $4.821
When added to the coupon payments paid on each of the first to 23rd Coupon Payment Dates, we will have paid a total of $4.821 per $10.00 principal amount Note, for a -51.79% total return over the approximately 2 year term of the Notes.
* * *
The Notes differ from ordinary debt securities in that, among other features, we are not necessarily obligated to repay the full amount of your initial investment. If we do not elect to call the Notes, you may lose some or all of your initial investment. Specifically, if the Notes are not called and the Final Level is less than the Downside Threshold, you will lose 1% (or a fraction thereof) of your principal amount for each 1% (or a fraction thereof) that the underlying return is less than zero.

What Are the Tax Consequences of the Notes?
U.S. Federal Income Tax Consequences
The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement. It applies only to those holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus. It does not apply to holders subject to special rules including accrual method taxpayers subject to special tax accounting rules under Section 451(b) of the Code.  This discussion applies only to U.S. holders and non-U.S. holders that will purchase the Notes upon original issuance and will hold the Notes as capital assets for U.S. federal income tax purposes. In addition, the discussion below assumes that an investor in the Notes will be subject to a significant risk that it will lose a significant amount of its investment in the Notes.
You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the Notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.
We will not attempt to ascertain whether the issuer of any of the component stocks included in the Underlying Index would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Internal Revenue Code of 1986, as amended (the “Code”), or a “U.S. real property holding corporation” within the meaning of Section 897 of the Code. If the issuer of one or more of such stocks were so treated, certain adverse U.S. federal income tax consequences could possibly apply to a holder. You should refer to any available information filed with the SEC and other authorities by the issuers of the component stock included in any Underlying Index and consult your tax advisor regarding the possible consequences to you in this regard, if any.
NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCERTAIN. BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.
In the opinion of our counsel, Ashurst LLP, it would generally be reasonable to treat your Notes as an investment unit consisting of (i) a non-contingent debt instrument issued by us to you (the “Debt Portion”) and (ii) a put option with respect to the Underlying Index written by you and purchased by us (the “Put Option”). The balance of this disclosure assumes this treatment is proper and will be respected for U.S. federal income tax purposes. Pursuant to this treatment, [●]% of each stated interest payment ([●]% in total) will be treated as an interest payment and [●]% of each stated interest payment will be treated as payment for the Put Option for U.S. federal income tax purposes.
Treatment as an Investment Unit
If your Notes are properly treated as an investment unit consisting of a Debt Portion and Put Option, it is likely that the Debt Portion of your Notes would be treated as having been issued for the principal amount of the Notes (if you are an initial purchaser) and that interest payments on the Notes would be treated in part as payments of interest and in part as payments for the Put Option. Amounts treated as interest would be included in income in accordance with your regular method of accounting for interest for U.S. federal income tax purposes. Amounts treated as payment for the Put Option would be deferred and accounted for upon the sale, call, or maturity of the Notes, as discussed below.
If you were to receive a cash payment of the full principal amount of your Notes upon the call or maturity of your Notes, such payment would likely be treated as (i) payment in full of the principal amount of the Debt Portion (which would not result in the recognition of gain or loss if you are an initial purchaser of your Notes) and (ii) the lapse of the Put Option which would likely result in your recognition of short-term capital gain in an amount equal to the amount paid to you for the Put Option and deferred as described above. If you were to receive a cash payment upon the maturity of your Notes (excluding cash received as a coupon) of less than the full principal amount of your Notes, such payment would likely be treated as (i) payment in full of the principal amount of the Debt Portion (which would not result in the recognition of gain or loss if you are an initial purchaser of your Notes) and (ii) the cash settlement of the Put Option pursuant to which you paid to us an amount equal to the excess of the principal amount of your Notes over the amount that you received upon the maturity of your Notes (excluding cash received as a coupon) in order to settle the Put Option. If the aggregate amount paid to you for the Put Option and deferred as described above is greater than the amount you are deemed to have paid to us to settle the Put Option, you will likely recognize short-term capital gain in an amount that is equal to such excess. Conversely, if the amount paid to you for the Put Option and deferred as described above is less than the amount you are deemed to have paid to us to settle the Put Option, you will likely recognize short-term capital loss in an amount that is equal to such difference.  The deductibility of capital losses is subject to limitations.
Upon the sale of your Notes, you would be required to apportion the value of the amount you receive between the Debt Portion and Put Option on the basis of the values thereof on the date of the sale. You would recognize gain or loss with respect to the Debt Portion in an amount equal to the difference between (i) the amount apportioned to the Debt Portion and (ii) your adjusted U.S. federal income tax basis in the Debt Portion (which would generally be equal to the principal amount of your Notes if you are an initial purchaser of your Notes). Except to the extent attributable to accrued but unpaid interest with respect to the Debt Portion, such gain or loss would be long-term capital gain or loss if your holding period is greater than one year. The amount of cash that you receive that is apportioned to the Put Option (together with any amount of premium received in respect thereof and deferred as described above) would be treated as short-term capital gain. If the value of the Debt Portion on the date of the sale of your Notes is in excess of the amount you receive upon such sale, you would likely be treated as having made a payment (to the purchaser in the case of a sale) equal to the amount of such excess in order to extinguish your rights and obligations under the Put Option. In such a case, you would likely recognize short-term capital gain or loss in an amount equal to the difference between the premium you previously received in respect of the Put Option and the amount of the deemed payment made by you to extinguish the Put Option.  The deductibility of capital losses is subject to limitations.
Alternative Characterizations
There is no judicial or administrative authority discussing how the Notes should be treated for U.S. federal income tax purposes. Therefore, other treatments would also be reasonable and the IRS might assert that treatment other than that described above is more appropriate.
For example, it is possible that your Note could be treated as a single debt instrument. Because the Notes have a term that exceeds one year, such a debt instrument would be subject to the special tax rules governing contingent payment debt instruments. If your Note is so treated, you would be required to accrue interest income over the term of your Note based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your Note.  You would recognize gain or loss upon the sale, call, or maturity of your Note in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Note. In general, your adjusted basis in your Note would be equal to the amount you paid for your Note, increased by the amount of interest you previously accrued with respect to your Note. Any gain you recognize upon the sale, call, or maturity of your Note would generally be ordinary income and any loss recognized by you at such time would generally be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to your Note, and thereafter would be capital loss.  The deductibility of capital losses is subject to limitations.
If your Note is treated as a contingent payment debt instrument and you purchase your Note in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of your Note, such excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules described in the accompanying prospectus but rather would be subject to special rules set forth in U.S. Treasury Department regulations governing contingent payment debt instruments. Accordingly, if you purchase your Note in the secondary market, you should consult your tax advisor as to the possible application of such rules to you.
In addition, the Internal Revenue Service has released a notice that may affect the taxation of holders of “prepaid forward contracts” and similar instruments.  According to the notice, the Internal Revenue Service and the U.S. Treasury Department are actively considering whether the holder of such instruments should be required to accrue ordinary income on a current basis.  While it is not clear whether the Notes would be viewed as similar to such instruments, it is possible that any future guidance could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect.  Further, future legislation, including legislation based on bills previously introduced in Congress, may tax all derivative instruments on a mark-to-market basis, requiring holders of such derivative instruments to take into account annually gains and losses on such instruments as ordinary income.  The adoption of such legislation or similar proposals may significantly impact the tax consequences from an investment in the Notes, including the timing and character of income and gain on the Notes.  You should consult your tax advisor as to the tax consequences of possible alternative characterizations of your Note for U.S. federal income tax purposes and proposals to change the taxation of certain derivative instruments.
Because of the absence of authority regarding the appropriate tax characterization of your Note, it is possible that the Internal Revenue Service could seek to characterize your Note in a manner that results in tax consequences to you that are different from those described above. For example, it is possible that you may be required to include the entire coupon into income when it is received.  It is also possible that your Note may be characterized in whole or in part as a notional principal contract or as a different type of derivative contract. You should consult your tax advisor as to the tax consequences of possible alternative characterizations of your Note for U.S. federal income tax purposes.
Backup Withholding and Information Reporting
Payments made with respect to the Notes and proceeds from the call, sale or maturity of the Notes may be subject to a backup withholding tax unless, in general, the holder complies with certain procedures or is an exempt recipient. Any amounts so withheld generally will be refunded by the IRS or allowed as a credit against the holder's U.S. federal income tax liability, provided the holder makes a timely filing of an appropriate tax return or refund claim to the IRS.
Reports will be made to the IRS and to holders that are not exempted from the reporting requirements.
Individual holders that own “specified foreign financial assets” may be required to include certain information with respect to such assets with their U.S. federal income tax return. You are urged to consult your own tax advisor regarding such requirements with respect to the Notes.
Non-U.S. Holders
The following discussion applies to non-U.S. holders of the Notes. You are a non-U.S. holder if you are a beneficial owner of the Notes and are for U.S. federal income tax purposes a non-resident alien individual, a foreign corporation, or a foreign estate or trust.
The U.S. federal income tax treatment of the Notes is uncertain and withholding agents may withhold U.S. federal income tax at a 30% rate in respect of coupon payments made on the Notes to a non-U.S. holder. However, a reduced rate of withholding tax may be available for a non-U.S. holder under an applicable income tax treaty (but subject to withholding tax on dividend equivalent payments under Section 871(m) discussed below). However, withholding tax will not apply if payments are effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States (in which case, to avoid withholding, the non-U.S. holder will be required to provide a Form W-8ECI). We will not pay any additional amounts in respect of such withholding. UBS, however, has informed us that they will not withhold U.S. federal income tax in respect of coupon payments made on the Notes, provided you comply with applicable certification requirements, which certification may be made on Form W-8BEN or W-8BEN-E (or a substitute or successor form) on which you certify, under penalties of perjury, that you are not a U.S. person and provide your name and address, unless such payments are effectively connected with your conduct of a trade or business in the United States (in which case, to avoid withholding, you will be required to provide a Form W-8ECI (or a substitute or successor form)).
Except as discussed below, you will generally not be subject to U.S. federal income or withholding tax on any gain upon the sale or maturity of the Notes, provided that (i) you comply with applicable certification requirements, which certification may be made on Form W-8BEN or W-8BEN-E (or a substitute or successor form) on which you certify, under penalties of perjury, that you are not a U.S. person and provide your name and address, (ii) your gain is not effectively connected with your conduct of a U.S. trade or business, and (iii) if you are a non-resident alien individual, you are not present in the U.S. for 183 days or more during the taxable year of the sale or maturity of the Notes. In the case of (ii) above, you generally would be subject to U.S. federal income tax with respect to any income or gain in the same manner as if you were a U.S. holder and, if you are a corporation, you may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of your earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments.  Payments made to you may be subject to information reporting and to backup withholding unless you comply with applicable certification and identification requirements as to your foreign status.
Under Section 871(m) of the Code, a “dividend equivalent” payment is treated as a dividend from sources within the United States. Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder.  Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference, directly or indirectly, an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the IRS has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury Department regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2023. Based on our determination that the Notes are not delta-one instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Underlying Index or the Notes (for example, upon the Underlying Index rebalancing), and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Underlying Index or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.
As discussed above, alternative characterizations of the Notes for U.S. federal income tax purposes are possible. Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the Notes to become subject to withholding tax, or if we or the institution through which you hold the Notes determine withholding is appropriate under current law, we or such institution will withhold tax at the applicable statutory rate. We will not be required to pay any additional amounts in respect of such withholding. Prospective investors should consult their own tax advisors in this regard.
Foreign Account Tax Compliance Act
The Foreign Account Tax Compliance Act (“FATCA”) imposes a 30% U.S. withholding tax on certain U.S. source payments, including interest (and original issue discount), dividends, and other fixed or determinable annual or periodical gain, profits, and income (“Withholdable Payments”), if paid to a foreign financial institution (including amounts paid to a foreign financial institution on behalf of a holder), unless such institution enters into an agreement with the U.S. Treasury Department to collect and provide to the U.S. Treasury Department certain information regarding U.S. financial account holders, including certain account holders that are foreign entities with U.S. owners, with such institution, or otherwise complies with the legislation.  In addition, the Notes may constitute a “financial account” for these purposes and, thus, be subject to information reporting requirements pursuant to FATCA.  FATCA also generally imposes a withholding tax of 30% on Withholdable Payments made to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity.  Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
The U.S. Treasury Department has proposed regulations that eliminate the requirement of FATCA withholding on payments of gross proceeds upon the sale or disposition of financial instruments of a type which can produce U.S. source interest or dividends.  The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization, and the discussion above assumes the proposed regulations will be finalized in their proposed form with retroactive effect.

If we (or the applicable withholding agent) determine withholding is appropriate with respect to the Notes, tax will be withheld at the applicable statutory rate, and we (or the applicable withholding agent) will not pay any additional amounts in respect of such withholding. Therefore, if such withholding applies, any payments on the Notes will be significantly less than what you would have otherwise received. Depending on your circumstances, these amounts withheld may be creditable or refundable to you. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Prospective investors are urged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in the Notes.

Canadian Federal Income Tax Consequences
For a discussion of the material Canadian federal income tax consequences relating to an investment in the Notes, please see the section entitled “Tax Consequences—Canadian Taxation” in the accompanying prospectus, which you should carefully review prior to investing in the Notes.

Information About the Underlying Index
We have derived all information contained in this document regarding the Underlying Index, including, without limitation, its make up, method of calculation, and changes in its components, from publicly available sources. The information reflects the policies of, and is subject to change by, the index sponsor. The index sponsor, which owns the copyright and all other rights to the Underlying Index, has no obligation to continue to publish, and may discontinue publication of, the Underlying Index. The consequences of the index sponsor discontinuing publication of the Underlying Index are discussed below under the heading “General Terms of the Notes—Discontinuation of the Underlying Index; Alteration of Method of Calculation.” None of us, UBS or RBCCM accepts any responsibility for the calculation, maintenance or publication of the Underlying Index or any successor index.
The S&P 500® Index (the "SPX")
The SPX is intended to provide an indication of the pattern of price movements among large-cap U.S. equity securities. The calculation of the level of the SPX is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.
The index sponsor calculates the SPX by reference to the prices of the constituent stocks of the SPX without taking account of the value of dividends paid on those stocks. As a result, the return on the Notes will not reflect the return you would realize if you actually owned the SPX constituent stocks and received the dividends paid on those stocks.
Computation of the SPX
While the index sponsor currently employs the following methodology to calculate the SPX, no assurance can be given that the index sponsor will not modify or change this methodology in a manner that may affect the payments on the Notes.
Historically, the market value of any component stock of the SPX was calculated as the product of the market price per share and the number of then outstanding shares of such component stock. In March 2005, the index sponsor began shifting the SPX halfway from a market capitalization weighted formula to a float-adjusted formula, before moving the SPX to full float adjustment on September 16, 2005. The index sponsor’s criteria for selecting stocks for the SPX did not change with the shift to float adjustment. However, the adjustment affects each company’s weight in the SPX.
Under float adjustment, the share counts used in calculating the SPX reflect only those shares that are available to investors, not all of a company’s outstanding shares. Float adjustment excludes shares that are closely held by control groups, other publicly traded companies or government agencies.
In September 2012, all shareholdings representing more than 5% of a stock’s outstanding shares, other than holdings by “block owners,” were removed from the float for purposes of calculating the SPX. Generally, these “control holders” will include officers and directors, private equity, venture capital and special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, ESOPs, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock, government entities at all levels (other than government retirement/pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings. However, holdings by block owners, such as depositary banks, pension funds, mutual funds and ETF providers, 401(k) plans of the company, government retirement/pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations and savings and investment plans, will ordinarily be considered part of the float.
Treasury stock, stock options, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares held in a trust to allow investors in countries outside the country of domicile, such as depositary shares and Canadian exchangeable shares are normally part of the float unless those shares form a control block. If a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class are treated as a control block.
For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares by the total shares outstanding. Available float shares are defined as the total shares outstanding less shares held by control holders. This calculation is subject to a 5% minimum threshold for control blocks. For example, if a company’s officers and directors hold 3% of the company’s shares, and no other control group holds 5% of the company’s shares, the index sponsor would assign that company an IWF of 1.00, as no control group meets the 5% threshold. However, if a company’s officers and directors hold 3% of the company’s shares and another control group holds 20% of the company’s shares, the index sponsor would assign an IWF of 0.77, reflecting the fact that 23% of the company’s outstanding shares are considered to be held for control. As of July 31, 2017, companies with multiple share class lines are no longer eligible for inclusion in the SPX. Constituents of the SPX prior to July 31, 2017 with multiple share class lines were grandfathered in and continue to be included in the SPX. If a constituent company of the SPX reorganizes into a multiple share class line structure, that company will remain in the SPX at the discretion of the S&P Index Committee in order to minimize turnover.

The SPX is calculated using a base-weighted aggregate methodology. The level of the SPX reflects the total market value of all component stocks relative to the base period of the years 1941 through 1943. An indexed number is used to represent the results of this calculation in order to make the level easier to use and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed level of 10. This is often indicated by the notation 1941-43 = 10. In practice, the daily calculation of the SPX is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the SPX, it serves as a link to the original base period level of the SPX. The index divisor keeps the SPX comparable over time and is the manipulation point for all adjustments to the SPX, which is index maintenance.
Index Maintenance
Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spinoffs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the SPX, and do not require index divisor adjustments.
To prevent the level of the SPX from changing due to corporate actions, corporate actions which affect the total market value of the SPX require an index divisor adjustment. By adjusting the index divisor for the change in market value, the level of the SPX remains constant and does not reflect the corporate actions of individual companies in the SPX. Index divisor adjustments are made after the close of trading and after the calculation of the SPX closing level.
Changes in a company’s shares outstanding and IWF due to its acquisition of another public company are made as soon as reasonably possible. At the discretion of the index sponsor, de minimis merger and acquisition share changes are accumulated and implemented with the quarterly share rebalancing.
All other changes of less than 5.00% are accumulated and made quarterly on the third Friday of March, June, September, and December.
Changes in a company’s total shares outstanding of 5.00% or more due to public offerings are made as soon as reasonably possible. Other changes of 5.00% or more (for example, due to tender offers, Dutch auctions, voluntary exchange offers, company stock repurchases, private placements, acquisitions of private companies or non-index companies that do not trade on a major exchange, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participations, at-the-market stock offerings or other recapitalizations) are made weekly, and are generally announced on Fridays for implementation after the close of trading the following Friday (one week later). If a 5.00% or more share change causes a company’s IWF to change by five percentage points or more, the IWF is updated at the same time as the share change. IWF changes resulting from partial tender offers are considered on a case-by-case basis.
License Agreement
S&P® is a registered trademark of Standard & Poor’s Financial Services LLC (“S&P”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). These trademarks have been licensed for use by S&P Dow Jones Indices LLC. “Standard & Poor’s®,” “S&P 500®” and “S&P®” are trademarks of S&P. These trademarks have been sublicensed for certain purposes by us. The SPX is a product of S&P Dow Jones Indices LLC and/or its affiliates and has been licensed for use by us.
The Notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P or any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the SPX to track general market performance. S&P Dow Jones Indices’ only relationship to us with respect to the SPX is the licensing of the SPX and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors. The SPX is determined, composed and calculated by S&P Dow Jones Indices without regard to us or the Notes. S&P Dow Jones Indices have no obligation to take our needs or the needs of holders of the Notes into consideration in determining, composing or calculating the SPX. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the Notes or the timing of the issuance or sale of the Notes or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the Notes. There is no assurance that investment products based on the SPX will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC and its subsidiaries are not investment advisors. Inclusion of a security or futures contract within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security or futures contract, nor is it considered to be investment advice. Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the Notes currently being issued by us, but which may be similar to and competitive with the Notes. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the SPX. It is possible that this trading activity will affect the value of the Notes.
S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE SPX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION

(INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY US, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE SPX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND US, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

The graph below illustrates the performance of the Underlying Index from November 30, 2011 to November 30, 2021, assuming an Initial Level of 4,567.00, which was its closing level on November 30, 2021. The solid line represents a hypothetical Downside Threshold of 2,740.20, which is equal to 60% of its hypothetical Initial Level. The actual Downside Threshold will be based on the closing level of the Underlying Index on the Trade Date.
HISTORIC PERFORMANCE IS NOT AN INDICATION OF FUTURE PERFORMANCE
Source: Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P.

General Terms of the Notes
The following description of the terms of the Notes supplements the description of the general terms of the debt securities set forth under the headings “Description of the Notes We May Offer” in the accompanying prospectus supplement and “Description of Debt Securities” in the accompanying prospectus. Capitalized terms used but not defined in this free writing prospectus have the meanings assigned in the accompanying prospectus supplement and prospectus. The term “Note” refers to $10 in principal amount of the Notes.
General
The Notes are senior unsecured debt obligations of Royal Bank of Canada that are linked to the Underlying Index. The Notes will be issued under an indenture dated October 23, 2003, as it may be amended or supplemented from time to time, between us and The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A.), as trustee.
The Notes are unsecured debt obligations and are not savings accounts or deposits of a bank. The Notes are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation, or any other governmental agency of Canada or the United States.
The Notes are our unsecured and unsubordinated obligations and will rank pari passu with all of our other unsecured and unsubordinated obligations.
The Notes will be issued in denominations of $10 and integral multiples thereof. The principal amount of each Note is $10. The Notes will be represented by one or more permanent global securities registered in the name of The Depository Trust Company, or DTC, or its nominee, as described under “Ownership and Book-Entry Issuance” and “—Considerations Relating to DTC” in the prospectus.
All references to the “debt securities” in the accompanying prospectus and all references to the “notes” in the accompanying prospectus supplement shall be read as and shall apply to the “Notes” for the purpose of this free writing prospectus. Unless the context otherwise requires, references to the “debt securities,” “notes” and the “Notes” in the prospectus, prospectus supplement and this document can be read interchangeably and are synonymous.
If any required payment on the Notes is due on a day that is not a business day, the payment will be paid on the next business day, and no interest will accrue in respect of that postponement.
A “closing level” will be the official closing level of the Underlying Index on the applicable trading day, as determined by the calculation agent.
A “trading day” is a day, as determined by the calculation agent, on which trading is generally conducted on (i) the relevant exchanges (as defined below) for the Underlying Index or the successor index and (ii) the exchanges on which futures or options contracts related to the Underlying Index or the successor index are traded, other than a day on which trading on such relevant exchange or exchange on which such futures or options contracts are traded is scheduled to close prior to its regular weekday closing time.
If the Final Valuation Date is not a trading day or if there is a market disruption event on that day, the Final Valuation Date will be postponed to the immediately succeeding trading day during which no market disruption event shall have occurred or be continuing. In no event, however, will the Final Valuation Date be postponed more than ten business days following the date originally scheduled. If the tenth business day following the date originally scheduled to be the Final Valuation Date is not a trading day, or if there is a market disruption event on that date, the calculation agent will determine the closing level for the Underlying Index in accordance with the formula for and method of calculating the Underlying Index last in effect prior to commencement of the market disruption event (or prior to the non-trading day), using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, the calculation agent’s good faith estimate of the closing price that would have prevailed but for such suspension or limitation or non-trading day) on that tenth scheduled business day of each security most recently constituting the Underlying Index.
If, due to a market disruption event or otherwise, the Final Valuation Date is postponed, the maturity date will be postponed by the same number of business days. However, if the Final Valuation Date is postponed so that it falls less than three business days prior to the scheduled maturity date, the maturity date will be the third business day following the Final Valuation Date, as so postponed.
A “business day” is any day other than a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close or a day on which transactions in dollars are not conducted.
Subject to the foregoing and to applicable law (including, without limitation, U.S. federal laws), we or our affiliates may, at any time and from time to time, purchase outstanding Notes by tender, in the open market or by private agreement.
Calculation Agent
RBC Capital Markets, LLC will act as the calculation agent. The calculation agent will determine, among other things, the level of the Underlying Index on the Trade Date and on each trading day, including the Final Valuation Date, and the payments to be made, if any, on the Notes. In addition, the calculation agent will determine whether there has been a market disruption event or a discontinuation of the Underlying Index and whether there has been a material change in the method of calculating the Underlying Index. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different calculation agent from time to time after the date of this document without your consent and without notifying you.
All calculations with respect to the level of the Underlying Index will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., 0.876545 would be rounded to 0.87655); all dollar amounts related to determination of the payment per $10 in principal amount of the Notes, if any, will be rounded to the nearest one ten-thousandth, with five one hundred-thousandths rounded upward (e.g., 0.87645 would be rounded up to 0.8765); and all dollar amounts paid, if any, on the aggregate principal amount of Notes per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Market Disruption Events
Certain events may prevent the calculation agent from determining the closing level of the Underlying Index, and consequently, the amount, if any, that we will pay to you on the Notes. These events may include disruptions or suspensions of trading on the markets as a whole. We refer to each of these events individually as a “market disruption event.”
With respect to the Underlying Index and any relevant successor index, a “market disruption event,” means:
•
a suspension, absence or material limitation of trading of equity securities then constituting 20% or more of the level of the Underlying Index (or the relevant successor index) on the relevant exchanges (as defined below) for such securities for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such relevant exchange; or

•
a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for equity securities then constituting 20% or more of the level of the Underlying Index (or the relevant successor index) during the one hour preceding the close of the principal trading session on such relevant exchange are materially inaccurate; or

•
a suspension, absence or material limitation of trading on the primary exchange or market for trading in futures or options contracts related to the Underlying Index (or the relevant successor index) for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such exchange or market; or

•	a decision to permanently discontinue trading in the relevant futures or options contracts;
in each case as determined by the calculation agent in its sole discretion; and
•
a determination by the calculation agent in its sole discretion that the event described above materially interfered with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the Notes.

For purposes of determining whether a market disruption event with respect to the Underlying Index (or the relevant successor index) exists at any time, if trading in a security included in the Underlying Index (or the relevant successor index) is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the Underlying Index (or the relevant successor index) will be based on a comparison of:
•	the portion of the level of the Underlying Index (or the relevant successor index) attributable to that security relative to
•	the overall level of the Underlying Index (or the relevant successor index), in each case immediately before that suspension or limitation.
For purposes of determining whether a market disruption event with respect to the Underlying Index (or the relevant successor index) has occurred:
•
a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange, or the primary exchange or market for trading in futures or options contracts related to the Underlying Index (or the relevant successor index);

•
limitations pursuant to the rules of any relevant exchange similar to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80B as determined by the calculation agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;

•	a suspension of trading in futures or options contracts on the Underlying Index (or the relevant successor index) by the primary exchange or market trading in such contracts by reason of:
•	a price change exceeding limits set by such exchange or market,
•	an imbalance of orders relating to such contracts, or
•	a disparity in bid and ask quotes relating to such contracts will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Underlying Index (or the relevant successor index); and
•
a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary exchange or market on which futures or options contracts related to the Underlying Index (or the relevant successor index) are traded will not include any time when such exchange or market is itself closed for trading under ordinary circumstances.

“Relevant exchange” means, with respect to the Underlying Index or any relevant successor index, the primary exchange or market of trading for any security (or any combination thereof) then included in the Underlying Index or such successor index, as applicable.
Discontinuation of the Underlying Index; Alteration of Method of Calculation
If the index sponsor of the Underlying Index discontinues publication of the Underlying Index and the index sponsor or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued Underlying Index (such index being referred to herein as a “successor index”), then the closing levels of the Underlying Index will be determined by reference to the level of such successor index at the close of trading on the relevant exchange for the successor index on such day.

Upon any selection by the calculation agent of a successor index, the calculation agent will cause written notice to be promptly furnished to the trustee, to us and to the holders of the Notes.
If the index sponsor discontinues publication of the Underlying Index prior to, and that discontinuation is continuing on or prior to the Final Valuation Date, and the calculation agent determines, in its sole discretion, that no successor index is available at that time or the calculation agent has previously selected a successor index and publication of that successor index is discontinued prior to, and that discontinuation is continuing on, the applicable trading day, then the calculation agent will determine the closing level of the Underlying Index for that date. The closing level will be computed by the calculation agent in accordance with the formula for and method of calculating the Underlying Index or successor index, as applicable, last in effect prior to the discontinuation, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, the calculation agent’s good faith estimate of the closing price that would have prevailed but for the suspension or limitation) at the close of the principal trading session on that date of each security most recently included in the Underlying Index or successor index, as applicable. Notwithstanding these alternative arrangements, discontinuation of the publication of the Underlying Index or successor index, as applicable, may adversely affect the value of the Notes.
If at any time the method of calculating the Underlying Index or a successor index, or the level thereof, is changed in a material respect, or if the Underlying Index or a successor index is in any other way modified so that the Underlying Index or successor index does not, in the opinion of the calculation agent, fairly represent the level of the Underlying Index or successor index had those changes or modifications not been made, then the calculation agent will, at the close of business in New York City on the date on any date on which the closing level of the Underlying Index is to be determined, make any calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the Underlying Index or successor index, as the case may be, as if those changes or modifications had not been made, and calculate the closing level with reference to the Underlying Index or such successor index, as adjusted. Accordingly, if the method of calculating the Underlying Index or a successor index is modified so that the level of the Underlying Index or such successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the Underlying Index), then the calculation agent will adjust its calculation of the Underlying Index or such successor index in order to arrive at a level of the Underlying Index or such successor index as if there had been no such modification (e.g., as if such split had not occurred).
Payment of Additional Amounts
We will pay any amounts to be paid by us on the Notes without deduction or withholding for, or on account of, any and all present or future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (taxes) now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of Canada or any Canadian political subdivision or authority that has the power to tax, unless the deduction or withholding is required by law or by the interpretation or administration thereof by the relevant governmental authority. At any time a Canadian taxing jurisdiction requires us to deduct or withhold for or on account of taxes from any payment made under or in respect of the Notes, we will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amounts received by each holder (including Additional Amounts), after such deduction or withholding, shall not be less than the amount the holder would have received had no such deduction or withholding been required.
However, no Additional Amounts will be payable with respect to a payment made to a holder of a Note or of a right to receive payments in respect thereto (a “Payment Recipient”), which we refer to as an “Excluded Holder,” in respect of a beneficial owner or Payment Recipient:
(i)	with whom we do not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment;
(ii)
who is subject to such taxes by reason of the holder being connected presently or formerly with Canada or any province or territory thereof otherwise than by reason of the holder’s activity in connection with purchasing the Notes, the holding of Notes or the receipt of payments thereunder;

(iii)
who is, or who does not deal at arm’s length with a person who is, a “specified shareholder” (within the meaning of subsection 18(5) of the Income Tax Act (Canada)) of Royal Bank of Canada (generally a person will be a “specified shareholder” for this purpose if that person, either alone or together with persons with whom the person does not deal at arm’s length, owns 25% or more of (a) our voting shares, or (b) the fair market value of all of our issued and outstanding shares);

(iv)
who presents such Note for payment (where presentation is required, such as if a Note is issued in definitive form) more than 30 days after the relevant date; for this purpose, the “relevant date” in relation to any payments on any Note means:

(a)	the due date for payment thereof (whether at maturity or upon an earlier acceleration), or
(b)
if the full amount of the monies payable on such date has not been received by the trustee on or prior to such due date, the date on which the full amount of such monies has been received and notice to that effect is given to holders of the Notes in accordance with the indenture;

(v)
who could lawfully avoid (but has not so avoided) such withholding or deduction by complying, or procuring that any third party comply with, any statutory requirements necessary to establish qualification for an exemption from withholding or by making, or procuring that any third party make, a declaration of non-residence or other similar claim for exemption to any relevant tax authority; or

(vi)
who is subject to deduction or withholding on account of any tax, assessment, or other governmental charge that is imposed or withheld by reason of the application of Section 1471 through 1474 of the United States Internal Revenue Code of 1986, as amended (the “Code”) (or any successor provisions), any regulation, pronouncement, or agreement thereunder, official interpretations thereof, or any law implementing an intergovernmental approach thereto, whether currently in effect or as published and amended from time to time.

For the purposes of clause (iii) above, if a Note is presented for payment more than 30 days after the relevant date, we shall only be required to pay such Additional Amounts as shall have accrued as of such 30th day, and no further Additional Amounts shall accrue or become payable after such date.

For the avoidance of doubt, we will not have any obligation to pay any holders Additional Amounts on any tax which is payable otherwise than by deduction or withholding from payments made under or in respect of the Notes.
We will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. We will furnish to the trustee, within 30 days after the date the payment of any Canadian taxes is due pursuant to applicable law, certified copies of Canadian tax receipts evidencing that such payment has been made or other evidence of such payment satisfactory to the trustee. We will indemnify and hold harmless each holder of Notes (other than an Excluded Holder) and upon written request reimburse each such holder for the amount of (x) any Canadian taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the Notes, and (y) any Canadian taxes levied or imposed and paid by such holder with respect to any reimbursement under (x) above, but excluding any such taxes on such holder’s net income or capital.
For additional information, see the section entitled “Canadian Taxation” in the accompanying prospectus.
Events of Default
Under the heading “Description of Debt Securities — Events of Default” in the accompanying prospectus is a description of events of default relating to debt securities including the Notes.
Payment upon an Event of Default
If an event of default with respect to the Notes shall have occurred and be continuing, the amount declared due and payable per $10 in principal amount of the Notes upon any acceleration of the Notes will be determined by the calculation agent and will be an amount in cash equal to the amount payable at maturity per $10 in principal amount of the Notes as described above, calculated as if the date of acceleration were the Final Valuation Date. The final coupon will be calculated on a 30/360 day basis.
If the maturity of the Notes is accelerated because of an event of default as described above, we will, or will cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the Notes as promptly as possible and in no event later than two business days after the date of acceleration.
Defeasance
The provisions described in the accompanying prospectus under the heading “Description of Debt Securities —Defeasance” are not applicable to the Notes.
Registrar, Transfer Agent and Paying Agent
Payment of amounts due at maturity on the Notes will be payable and the transfer of the Notes will be registrable at the principal corporate trust office of The Bank of New York Mellon in The City of New York.
The Bank of New York Mellon or one of its affiliates will act as registrar and transfer agent for the Notes. The Bank of New York Mellon will also act as paying agent and may designate additional paying agents.
Registration of transfers of the Notes will be effected without charge by or on behalf of The Bank of New York Mellon, but upon payment (with the giving of such indemnity as The Bank of New York Mellon may require) in respect of any tax or other governmental charges that may be imposed in relation to it.
Governing Law
The Notes will be governed by and interpreted in accordance with the laws of the State of New York.

Supplemental Plan of Distribution (Conflicts of Interest)
We have agreed to indemnify UBS and RBCCM against liabilities under the Securities Act of 1933, as amended, or to contribute payments that UBS and RBCCM may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We will agree that UBS may sell all or a part of the Notes that it will purchase from us to investors at the price to public listed on the cover hereof, or its affiliates at the price indicated on the cover of the pricing supplement, the document that will be filed under Rule 424(b)(2) containing the final pricing terms of the Notes.
UBS may allow a concession not in excess of the underwriting discount set forth on the cover of the pricing supplement to its affiliates for distribution of the Notes. UBS may allow a concession not in excess of the underwriting discount set forth on the cover of the pricing supplement to its affiliates for distribution of the Notes.
We expect to deliver the Notes on a date that is greater than two business days following the Trade Date. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the original Issue Date will be required to specify alternative arrangements to prevent a failed settlement.
Subject to regulatory constraints and market conditions, RBCCM intends to offer to purchase the Notes in the secondary market, but it is not required to do so.
We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and RBCCM and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Use of Proceeds and Hedging” above.
The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do). That estimate will be based upon the price that RBCCM may pay for the Notes in light of then prevailing market conditions, our creditworthiness and transaction costs. If so specified in the pricing supplement related to the Notes, for a period of approximately 5 months after the issue date of the Notes, the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the Notes at that time. This is because the estimated value of the Notes will not include the underwriting discount and our hedging costs and profits; however, the value of the Notes shown on your account statement during that period may be a higher amount, potentially reflecting the addition of the underwriting discount and our estimated costs and profits from hedging the Notes. Any such excess is expected to decrease over time until the end of this period. After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value. This period may be reduced at RBCCM’s discretion based on a variety of factors, including but not limited to, the amount of the Notes that we repurchase and our negotiated arrangements from time to time with UBS.
For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated September 14, 2021.
No action has been or will be taken by us, RBCCM, UBS or any other dealer that would permit a public offering of the Notes or possession or distribution of this document or the accompanying prospectus supplement and prospectus, other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the Notes, or distribution of this document, or the accompanying prospectus supplement, prospectus or any other offering material relating to the Notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, UBS or any dealer.
Each of RBCCM and UBS has represented and agreed, and each dealer through which we may offer the Notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Notes or possesses or distributes this document and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Notes. We shall not have responsibility for any broker-dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.
Each of RBCCM, UBS and any other broker-dealer offering the Notes have not offered, sold or otherwise made available and will not offer, sell or otherwise make available any of the Notes to, any retail investor in the European Economic Area (“EEA”). For these purposes, the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, and a “retail investor” means a person who is one (or more) of: (a) a retail client, as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (b) a customer, within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (c) not a qualified investor as defined in Regulation (EU) (2017/1129) (the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared, and therefore, offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
Each of RBCCM, UBS and any other broker-dealer offering the Notes have not offered, sold or otherwise made available and will not offer, sell or otherwise make available any of the Notes to, any retail investor in the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018; or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.
Structuring the Notes
The Notes are our debt securities, the return on which is linked to the performance of the Underlying Index. As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness at the time of pricing. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. Using this relatively lower implied borrowing rate rather than the secondary market rate is a factor that is likely to result in a higher initial estimated value of the Notes at the time their terms are set than if the secondary market rate was used. Unlike the estimated value that will be included on the cover page of the final pricing supplement relating to the Notes, any value of the Notes determined for purposes of a secondary market transaction may be based on a different borrowing rate, which may result in a lower value for the Notes than if our initial internal borrowing rate were used.
In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Underlying Index, and the tenor of the Notes. The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.
The lower implied borrowing rate is a factor that reduces the economic terms of the Notes to you. The initial offering price of the Notes also reflects the underwriting commission and our estimated hedging costs. These factors result in the initial estimated value for the Notes on the Trade Date being less than their public offering price. See “Key Risks—The Initial Estimated Value of the Notes Will Be Less than the Price to the Public” above.

Terms Incorporated in Master Note
The terms appearing above under the captions “Indicative Terms of the Notes” and “General Terms of the Notes” are incorporated into the master note issued to DTC, the registered holder of the Notes.